Exhibit 99.1

DATE: February 8, 2008

FROM:
Broadview Institute, Inc.
4455 West 77th Street
Edina, MN 55435

Laurence Zipkin
Chief Executive Officer
(763) 746-2266

FOR IMMEDIATE RELEASE

Broadview Institute, Inc. Announces 3rd Quarter Results

MINNEAPOLIS, February 8 – Broadview Institute, Inc. (OTC Bulletin Board – BVII) today reported revenues from continuing operations for the third quarter ended December 31, 2007 of $3,095,019 versus $2,519,250 reported for the same period last year. Income from continuing operations totaled $629,633, or $0.08 and $0.07 per basic and diluted common share, versus income from continuing operations of $453,945, or $0.06 and $0.05 per basic and diluted common share, for the same period last year.

Year to date revenues totaled $8,067,438 in fiscal 2008 versus $6,771,427 in fiscal 2007. Net income for the nine months ended December 31, 2007 totaled $1,172,299, or $0.14 and $0.13 per basic and diluted common share, as compared to $21,880, or $0.00 per basic and diluted common share for the same period in the previous year.

Financial information in the Company’s consolidated financial statements for the three and nine months ended December 31, 2006 include results from the discontinued operations of the Company’s Chicago Media Production division. The loss from discontinued operations for the three months ended December 31, 2006 totaled $547,888, representing ($0.07) and ($0.06) per basic and diluted common share. The loss from discontinued operations for the nine months ended December 31, 2006 totaled $802,173, or ($0.10) and ($0.09) per basic and diluted common share.

On February 4, 2008, the Company made the following changes to the Board of Directors and Officers:

•	James S. Redpath was appointed to the Company’s Board of Directors and was elected to serve as the Chairman of the Audit Committee;

•	Laurence S. Zipkin was promoted from Chief Operating Officer to Chief Executive Officer;

•	Terry Myhre, Chairman of the Board, resigned as Chief Executive Officer;

•	Kenneth J. McCarthy was appointed Chief Financial Officer;

•	H. Michael Blair resigned as Chief Financial Officer;

•	Jeffrey D. Myhre was appointed Chief Operating Officer.

“The 3rd quarter financial results clearly support our decision to discontinue our Chicago Media Production operations and continue our focus on our Education segment,” said Larry Zipkin, CEO. “We are optimistic about our expansion plans in the Utah market and hope our successful opening of a branch location in Layton, Utah will pave the way for us to gain the necessary approvals to open a similar branch campus during calendar year 2008.”

“On behalf of the Company and myself, I would like to express our gratitude to H. Michael Blair for the years of service and commitment to the success of the Company,” said Terry Myhre, Chairman. “We are fortunate to have a new management team in place that has been involved with the Company for a period of time, which will ensure a seamless transition as we move forward and pursue our growth plans. We are extremely pleased that Jim Redpath has agreed to join our Board and look forward to his contributions in the years to come.”

Condensed Consolidated Statements of Operations Data

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$3,095,019	$2,519,250	$8,067,438	$6,771,427

Operating Expenses
Educational services and facilities	1,811,870	1,438,273	5,058,249	3,965,171
Media production products and services sold	42,092	86,265	131,059	287,443
Selling, general and administrative expenses	626,748	539,214	1,741,192	1,664,190

Total Operating Expenses	2,480,710	2,063,752	6,930,500	5,916,804

Operating Income	614,309	455,498	1,136,938	854,623
Other Income (Expense)	15,324	(1,553)	35,361	(30,570)

Income from Continuing Operations	629,633	453,945	1,172,299	824,053
Loss from Discontinued Operations	—	(547,888)	—	(802,173)

Net Income (Loss)	$629,633	$(93,943)	$1,172,299	$21,880

BASIC NET INCOME (LOSS) PER SHARE	$0.08	$(0.01)	$0.14	$0.00

DILUTED NET INCOME (LOSS) PER SHARE	$0.07	$(0.01)	$0.13	$0.00

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2007	2007

Current Assets	$2,512,709	$1,174,553
Total Assets	4,518,946	3,320,813
Current Liabilities	592,343	569,590
Total Liabilities	725,124	699,290
Stockholders’ Equity	3,793,822	2,621,523

ABOUT BROADVIEW INSTITUTE

Broadview Institute is engaged in two business segments, Education and Media Production.

Education is conducted through Broadview Institute’s wholly owned subsidiary d/b/a Utah Career College located in West Jordan, Utah and Layton, Utah and is accredited to award diplomas and Bachelor and Associate degrees in multiple training courses including Paralegal, Veterinary Technology, Nursing and Business Administration.

Media Production operates a facility in Minneapolis, which provides studio rental and related production services.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy Chief Financial Officer (651) 332-8010 (phone) kmccarthy@globeuniversity.edu

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to the “Management’s Discussion and Analysis or Plan of Operation” sections of Broadview Institute’s SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.

All information in this release is as of February 8, 2008. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.